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                      July 22, 2022

       Brian Harris
       Chief Financial Officer
       Summit Materials, Inc.
       1550 Wynkoop Street, 3rd Floor
       Denver, Colorado 80202

                                                        Re: Summit Materials,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 1, 2022
                                                            Filed February 24,
2022
                                                            File No. 001-36873

       Dear Mr. Harris:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation